UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

The Smith & Wollensky Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16505 (Commission File Number)	58-2350980 (IRS Employer Identification No.)
880 Third Avenue New York, New York (Address of principal executive offices)	10022 (Zip Code)
(212) 838-2061 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On November 1, 2006, management of The Smith & Wollensky Restaurant Group, Inc. (the “Company”) committed to a plan to close its Park Avenue Café restaurant (the “Café”) on January 1, 2007. The Company decided to take this course of action because it was unable to negotiate a favorable lease renewal at this location. In addition, the Company has decided to sell the Park Avenue Café Townhouse (the “Townhouse”), which is a location adjacent to the Café and owned by the Company that is used to facilitate private dining events. The book value of the Townhouse is approximately $300,000 and it has been offered for sale at $975,000 before commissions and expenses. We cannot, however, predict at what price the Townhouse will ultimately sell.

The Company estimates that the total gross costs for closing the Café will be between $750,000 and $800,000. This estimate includes the depreciation of approximately $700,000 of the Café’s net fixed assets over the remaining two months of the Café’s operations and expected employee cash severance charges in the range of $50,000 to $100,000. These costs will be offset by deferred rent income of approximately $550,000 in connection with the write-down of the Company’s deferred rent liability balance. The Company expects to amend this report if it determines that estimates for charges associated with the closing of the Café will vary materially from the estimates provided in this report.

In connection with this action, the Company signed, effective November 1, 2006, an extension of its lease for the Café until January 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Smith & Wollensky Restaurant Group, Inc.
By:	/s/ Samuel Goldfinger
Samuel Goldfinger
Chief Financial Officer, Treasurer and
Secretary

Date:	November 6, 2006